EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CT Communications, Inc.:

We consent to the incorporation by reference in the following Registration Statements:

(i) Registration Statement (Form S-8 No. 33-59641) pertaining to the Restricted Stock Award Program

(ii) Registration Statement (Form S-8 No. 33-59645) pertaining to the 1995 Comprehensive Stock Option Plan

(iii) Registration Statement (Form S-8 No. 333-15537) pertaining to the 1996 Director Compensation Plan

(iv) Registration Statement (Form S-8 No. 333-38895) pertaining to the Omnibus Stock Compensation Plan

(v) Registration Statement (Form S-8 No. 333-65818) pertaining to the 2001 Stock Incentive Plan and the 2001 Employee Stock Purchase Plan

(vi) Registration Statement (Form S-8 No. 333-119873) pertaining to the Amended and Restated 2001 Stock Incentive Plan

(vii) Registration Statement (Form S-3 No. 333-65846) of CT Communications, Inc.

of our report dated March 7, 2007, with respect to the consolidated balance sheet of CT Communications, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2006, and the 2006 financial statement schedule, and our report dated March 7, 2007 with respect to CT Communications, Inc. management’s assessment of the effectiveness of internal control over financial reporting of CT Communications, Inc. included in this Annual Report (Form 10-K) of CT Communications, Inc. for the year ended December 31, 2006.

/s/  Ernst & Young LLP

Charlotte, North Carolina
March 7, 2007